SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K/A

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2004

COLLINS & AIKMAN FLOORCOVERINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-22791	58-2151061
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

311 Smith Industrial Boulevard, Dalton, Georgia 30721

(Address of principal executive offices, including zip code)

(706) 259-9711

(Registrant’s telephone number, including area code)

None

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On November 8, 2004, the Registrant entered into a Transition “Agreement” with the Dixie Group, Inc. regarding the termination of Monterey Carpets, Inc.’s Dyeing and Finishing Agreement with Chroma Systems Partners (“Chroma”) effective August 9, 2005. The Agreement further allows for Chroma’s acquisition of the partnership interest in Chroma held by Monterey Color Systems, Inc., a wholly owned subsidiary of the registrant. A copy of the Agreement will be attached as an exhibit to the Registrant’s form 10Q to be filed on or before December 14, 2004.

Section 2 – Financial Information

Item 2.05 Costs Associted With Exit or Disposal Activities

The Registrant is filing this Form 8-K/A to amend its disclosures under Item 5 in its Form 8-K filed on August 10, 2004. On August 10, 2004, the Registrant and its parent announced its intent to close its manufacturing facility in Santa Ana, California, and transfer the production to its existing Truro, Nova Scotia, Canada, facility. The Santa Ana facility closing is expected to be completed by the end of the Company’s first fiscal quarter 2005. It is anticipated that the one-time costs previously disclosed in the Registrant’s Form 8-K filed on August 10, 2004 would be less than the $6.4 million previously disclosed by the Registrant. It is esimated that these one-time costs will be approximately $4.6 million and consist of severance, moving, reinstallation, professional fees and other costs. As previously reported, the Registrant also anticipates approximately $2.8 million in capital expenditures related to the move.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLINS & AIKMAN FLOORCOVERINGS, INC.
(Registrant)

November 8, 2004

	By:	/s/ Leonard F. Ferro
Leonard F. Ferro
Chief Financial Officer